Exhibit 23.2  Consent of Dale Matheson Carr-Hilton LaBonte as independent public accountants

April 20, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Uranium Energy Corp. - S-8 Registration of 1,500,000 shares

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement of Uranium Energy Corp. of the following:

Our report dated March 27, 2006 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2005 and 2004 for the years then ended, and for the period May 16, 2003 (inception) to December 31, 2005, included in the Company’s filing on Form 10-KSB.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada